[ADVO letterhead]	Exhibit 10.1

June 2, 2005

Mr. Jeffrey E. Epstein

(address intentionally omitted)

Dear Jeff:

In connection with your “at-will” employment as Executive Vice President and Chief Financial Officer by ADVO, Inc. (“ADVO” or collectively with its affiliates or subsidiaries, the “Company”) effective as of June 6, 2005, ADVO is pleased to offer you the severance benefits set forth in this letter agreement (the “Agreement”):

1. Non-Solicitation, Non-Competition and Non-Disclosure. In exchange for the benefits provided to you pursuant to this Agreement, you agree to be bound by and comply with the following terms and covenants concerning non-solicitation, non-competition and non-disclosure. Notwithstanding anything to the contrary in this Agreement and regardless of your eligibility to receive severance benefits pursuant to this agreement, you agree to adhere to (x) the non-competition provisions set forth in Paragraph 1(d) below for a period of six (6) months from your date of termination and (y) the non-disclosure provisions set forth in Paragraph 1(e) below indefinitely. If you are eligible to receive severance benefits pursuant to this Agreement, then during the Severance Period (as defined in Paragraph 3(b)) with respect to non-solicitation and non-competition, and indefinitely with respect to non-disclosure, you agree that you will not, directly or indirectly, whether for yourself or for any other individual or entity (other than the Company):

(a) solicit any person or entity who is, or was, within the twelve (12) months preceding the termination of your employment with the Company, a customer, customer representative (such as an agency), a prospect (with respect to which the Company has incurred substantial costs or with which you have been involved), or a client of the Company, with the twelve (12) month period reduced to six (6) months for prospects with which you have not been involved;

(b) hire away or endeavor to entice away from the Company any employee or any other person or entity whom the Company engages to perform services or supply products and including, but not limited to, any independent contractors, consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor;

(c) hire any person whom the Company employs or employed within the twelve (12) months preceding the date as of which you attempt to hire the person;

(d) be employed by, lend money to, or engage in any business competitive with the Company in the United States of America, including, without limitation, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) that compete with the Company. Nothing in this Paragraph 1(d) shall prohibit you from owning or acquiring up to 1% of the outstanding securities of any corporation or other business enterprise in competition with the Company that is listed on a national securities exchange, provided that you are otherwise in compliance with the provisions of this Paragraph, you own such securities for investment purposes only and you have no involvement beyond passive investing in such business; or

(e) at any time, whether during or after the termination of employment, for any reason whatsoever (other that to promote and advance the business of the Company), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential or proprietary business information concerning the Company: including its research and development activities; client lists; database specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information of the Company, except as may be required in the ordinary course of performing your duties as an employee of the Company. This restriction shall not apply to: (i) information that may be disclosed generally or is in the public domain through no fault of yours; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. You shall keep secret all matters of such nature entrusted to you and you shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

2. Notice of Termination. Except as otherwise provided in this Agreement, any termination of your employment, whether by you or ADVO, will be communicated by thirty (30) days prior written notice to the other party. All notices provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. mail, postage prepaid, at the addresses shown above or to such other address as either ADVO or you may have furnished to the other in writing.

3. Severance Payments and Benefits.

(a) ADVO will provide you with the severance payments and benefits listed below in the event that you are terminated by the Company without “Cause,” or if you resign for “Good Reason,” and provided that you continue to adhere to any post-termination obligations including, but not limited to, the non-competition, non-solicitation and non-disclosure covenants set forth in this Agreement. If you are terminated in connection with a “Change in Control” as such term is defined in your Change in Control Executive Severance Agreement with ADVO, the severance provisions therein shall prevail, except that the outstanding equity incentives that you received pursuant to your offer letter that have not yet vested shall immediately vest and become fully exercisable. To the extent the terms of the grant agreements governing such initial equity incentives are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. With respect to the Change in Control Executive Severance Agreement, ADVO agrees that it will not invoke the sixty (60) day non-renewal provision in Section 1(m), unless such provision is invoked by ADVO for members of the ADVO Operating Committee generally.

For purposes of this Agreement, “Cause” means:

(i)	neglect, failure to perform, or refusal to attend to the material duties you have been assigned;

(ii)	commission of an act of fraud, material dishonesty, intentional misappropriation, or gross negligence with respect to the Company or other act of willful disregard for the Company’s best interests, or engaging in conduct likely to result in any of the foregoing; or

(iii)	conviction of, or pleading guilty or no contest to, a felony (or to a felony charge reduced to misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation) or, with respect to your employment, knowingly violating any federal or state securities or tax laws.

A termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i)—(ii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board of Directors reasonably considers the situation to be correctable, it shall give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction. You agree that the Board will have the discretion to determine Cause and whether your correction is sufficient.

For purposes of this Agreement, “Good Reason” means that without your consent, ADVO:

(i)	materially reduces your base pay, other than a pro rata reduction applicable to members of the ADVO Operating Committee (other than the CEO) generally; or

(ii)	assigns you duties materially inconsistent with, or substantially diminishes, your status or responsibilities as CFO.

Good Reason excludes the results of any action the Company takes to comply with the directions of a governmental entity (such as placing you on administrative leave). You must give written notice to the Company of your intention to resign for Good Reason within thirty (30) days after the occurrence of the event that you assert entitles you to resign for Good Reason or you will waive your rights as to that reason. In the notice, you must state the condition that you consider provides you with Good Reason and you must give the Company an opportunity to cure the condition within thirty (30) days after your notice (with the thirty (30) day period shortened to ten (10) days if the failure relates to a nonpayment of base salary and such nonpayment is not cured within five (5) days after you provide written notice of such nonpayment to the Company). If the Company fails to cure the condition, your resignation will be effective on the forty-fifth (45th) day (or the twentieth (20th) day for nonpayment of base salary) after your notice (unless the Company has previously waived such notice period in writing or agreed to a shorter notice period). You will not be treated as resigning for Good Reason if the Company already had Cause to terminate your employment as of the date of your notice of resignation

(b) If you are terminated by ADVO other than for Cause, or if you resign for Good Reason and you execute a comprehensive release of claims against the Company (and all officers, directors, employees, agents, stockholders and other related persons) in a form and scope acceptable to the Company within five (5) business days following your termination, you will be eligible to receive an amount of severance pay equal to two (2) times your monthly base salary rate in effect immediately prior to your termination, in equal monthly installments for twenty-four (24) months from the date of your termination (the “Severance Period”). The first severance payment will be made upon the first regularly scheduled ADVO payday on or following your execution of the release agreement referenced above, will be made in accordance with ADVO’s normal payroll practices as established or modified from time to time, and will be subject to all federal, state and/or local payroll and withholding taxes. In addition to these severance payments, all of the outstanding equity incentives you received pursuant to your offer letter that have not yet vested, shall immediately vest and become fully exercisable.

(c) If ADVO determines that you have violated the terms of any non-competition, non-solicitation or confidentiality obligation owed to ADVO, then you agree that ADVO, regardless of the manner of your employment termination, can refuse to pay or cease paying and performing all severance-related obligations under this Paragraph 3. The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which you shall not oppose.

4. Assignment. ADVO may assign this Agreement, which will inure to the benefit of and be enforceable by ADVO’s successors and assigns. You may not assign this Agreement.

5. Miscellaneous.

(a) In the event that any provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable.

(b) This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of Connecticut and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.

(c) No waiver by the Company of any breach by you of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by you and the Company.

(d) This Agreement is the exclusive agreement with respect to the subject matter hereof. All prior negotiations and agreements regarding the subject matter hereof, whether oral or written, express or implied, are hereby superseded and cancelled.

If this letter sets forth our agreement, kindly sign and return to ADVO the enclosed copy of this letter.

Sincerely, ADVO, INC.

By:	/S/ DONALD SCHNEIDER
Donald Schneider EVP and Chief Human Resources Officer

Accepted and agreed to this 2nd day of June , 2005

/s/ JEFFREY E. EPSTEIN
Jeffrey E. Epstein

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